EXHIBIT 99.5

                         EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), executed this 25th day of April 1998 to be effective as of April 17, 1998, is between Gainsco, Inc., a Texas corporation (the "Company"), and Glenn W. Anderson
("Employee").

                            R E C I T A L S:

     A. Employer and Employee desire to enter into this written agreement to specify the terms and conditions of Employee's employment with the Company and its subsidiaries (collectively, "Employer").

     B. Employer considers the maintenance of a sound management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

     C. Employee will be President and Chief Executive Officer of the Company. Employee will be an integral member of Employer's management team.

     NOW, THEREFORE, in consideration of Employee's future employment with Employer and other good and valuable consideration, the parties agree as follows:

     SECTION 1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. Employee shall be employed as President and Chief Executive Officer of the Company, and such other positions with Employer to which he may be appointed by the Board of Directors of the Company (the "Board"). Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer.

     SECTION 3. TERM. The initial term of employment of Employee hereunder shall continue for forty-eight months from April 17, 1998 ("Employment Date") or until April 16, 2002, unless earlier terminated pursuant to Section 6 herein. Additionally, the initial term of employment shall be automatically extended for additional one year periods each on the anniversary of the Employment Date during the initial term unless either party delivers written notice to the other party at least thirty (30) days prior to the applicable anniversary date.

     SECTION 4. COMPENSATION AND BENEFITS. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

          (a) BASE SALARY. Until the termination of Employee's employment hereunder, Employer shall pay Employee, in arrears, a base salary at an annual rate of $340,000 ("Base Salary"). The Base Salary may not be decreased at any time during the term of Employee's
                              -Page-
employment hereunder and may be increased by Employer prior to the annual anniversary of the Employee's Employment Date. Any increase in Base Salary shall be in the sole discretion of the Compensation Committee of the Board.

          (b) EXECUTIVE BONUS PLAN. Employee shall be eligible to receive from Employer such annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer. Notwithstanding the foregoing, Employer shall pay Employee a minimum bonus of $260,000 in cash at the end of Employee's first year of employment with Employer. Subject to the preceding sentence, the Board has the right to amend or terminate any bonus plan at any time without the consent of Employee.

          (c) STOCK OPTIONS. Employer hereby grants to Employee a non-qualified stock option in the form attached hereto as Exhibit A (the "Option") to purchase 579,710 shares of the Company's common stock, par value $.10 per share ("Common Stock"), for $8-5/8 per share (the "Exercise Price"). If on any trading day within five (5) business days after the public announcement of the Company's results of operations for the quarter ended June 30, 1998, the last reported sale price for Common Stock on the New York Stock Exchange (the "Closing Price") is below $8-5/8 per share, Employer will cancel the Option and reissue an Option to purchase the same number of shares for an Exercise Price equal to such lowest Closing Price during such five (5) business day period. Each Option shall have a term of five (5) years from the date of the grant and will be fully vested and able to be exercised at the time of the grant.

          (d) RELOCATION EXPENSES. In consideration for Employee's relocation, Employer shall (i) pay Employee a lump-sum payment of $50,000 and (ii) reimburse Employee for reasonable relocation costs actually incurred, including the costs incurred by Employee in selling Employee's current residence (but not including the loss of any equity in such residence), reasonable costs of procuring temporary housing and other out-of-pocket moving expenses, provided that the aggregate expenses reimbursable pursuant to this clause (ii) shall not exceed the sum of $110,000.

          (e) VACATION. Employee shall be entitled to 15 days of paid vacation per year at the reasonable and mutual convenience of Employer and Employee. Accrued vacation not taken in any calendar year may be carried forward or used in the following calendar year, but not in any subsequent calendar year unless otherwise approved by the Board.

          (f) LIFE INSURANCE BENEFITS. Employer shall pay the premiums allocable to a term life insurance policy in the face amount of $1,000,000 covering Employee as the named insured, subject to Employee's passing a standard physical examination in order to permit issuance of the policy at standard (non-rated) premiums and satisfaction of any other standard underwriting requirements.
Employee shall be the owner of such policy and shall have the right to designate the beneficiary of the policy proceeds. Employee shall be liable for income taxes with respect to premium amounts includable in Employee's taxable income.
                                -2-
          (g) GROUP INSURANCE BENEFITS. Employee shall be entitled to participate in the Employer's group health and disability programs as are made available to the Employer's other executives and officers and the Employee's participation in such programs shall be at the same rates which are available to the Employer's other executives and officers.

          (h) CAR ALLOWANCE. As a condition of Employee's employment, Employee shall from time to time be required to travel by automobile on Employer's business. Accordingly, Employer shall pay Employee a monthly car allowance of $700, payable in equal semi-monthly installments, to cover Employee's costs of obtaining, maintaining and insuring a suitable automobile.

          (i)     CLUB MEMBERSHIP.     Employer will pay initiation
fees and monthly dues in accordance with the Employer's club policy for executives which is in effect as of the Employment Date. All monthly charges incurred at such clubs, however, shall be the sole responsibility of Employee except as provided in Section 5 herein.

     SECTION 5. EXPENSES. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all appropriate and reasonable expenses authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

     SECTION 6.     TERMINATION.

          (a) GENERAL. Employee's employment hereunder shall commence on the Employment Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

               (i) DEATH OR DISABILITY. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee's Disability, upon 30 days' notice to Employee.

               (ii) FOR CAUSE. For "Cause" immediately upon written notice by Employer to Employee. A termination shall be for "Cause" if:

                    (1) Employee commits a criminal act involving moral turpitude; or

                    (2) Employee commits a material breach of any of the covenants, terms and provisions hereof or fails to obey written directions delivered to Employee by the Company's Chairman of the Board; or
                             -3-
                    (3) Employee commits or omits to perform any act, the performance of which or the omission of which constitutes gross negligence or willful misconduct.

               (iii) WITHOUT CAUSE. Without Cause immediately upon notice by Employer to Employee.

          (b)     SEVERANCE PAY.

               (i) TERMINATION UPON DEATH OR DISABILITY OR FOR CAUSE. Employee shall not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Section 6(a)(i) or (ii) except for his Base Salary accrued but unpaid as of the date of termination, unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination ("Accrued Amounts").
               (ii) TERMINATION WITHOUT CAUSE. In the event Employee's employment hereunder is terminated pursuant to Section 6(a)(iii) prior to the expiration of the initial term of this Agreement (as such initial term may have been extended), Employer shall pay Employee, as consideration for the execution of a separation and release agreement and in lieu of any further compensation payable hereunder other than Accrued Amounts, a cash amount equal to 36 times 150% of Employee's then current monthly rate of Base Salary. Such separation payments shall be Employee's sole remedy in connection with such termination. Separation payments shall be made as specified above without regard to the number of months remaining in the term of this Agreement.

          (c) CHANGE IN CONTROL. Employer and Employee shall enter into a Change in Control Agreement in substantially the form entered into between the Employer and other executive officers ("Change in Control Agreement"). If Employee's employment is terminated pursuant to Section 6(a)(iii) above prior to the end of a period of twenty-four
(24) months beyond the month in which a "change in control of the Company" (as defined in the Change in Control Agreement) occurs, Employee shall receive the greater of (i) the amount determined pursuant to Section 6(b)(ii) above or (ii) the amounts payable pursuant to the Change in Control Agreement.

     SECTION 7.     INVENTIONS; ASSIGNMENT.

          (a) INVENTIONS DEFINED. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer ("Inventions"), shall be the exclusive property of Employer. Employee
                               -4-
shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer's expense, in obtaining, defending and enforcing Employer's rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

          (b) COVENANT TO ASSIGN AND COOPERATE. Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the world-wide right, title and interest of Employee in the Inventions. Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer's name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer's reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer's exclusive patent rights in the Inventions.

          (c) SUCCESSORS AND ASSIGNS. Employee's obligations under this Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

     SECTION 8.     CONFIDENTIAL INFORMATION.

          (a) ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Employee acknowledges the proprietary interest of Employer in all Confidential Information (as defined below). Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

          (b) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means all confidential or proprietary information of Employer, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress,
(ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists,
(viii) historical financial information and financial projections,
(ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and
(xi) all information related to the business, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.
                               -5-
          (c) COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

          (d) RETURN OF MATERIALS AT TERMINATION. In the event of any termination or cessation of his employment with employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

     SECTION 9.     NON-SOLICITATION.

          (a) SOLICITATION OF EMPLOYEES. During Employee's employment with Employer and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer at the time of Employee's termination of employment with Employer to leave the employ of Employer, or, on behalf of himself or any other person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of Employer contacts Employee about prospective employment, Employee will inform such employee that he or she cannot discuss the matter further without the consent of Employer.

          (b) SOLICITATION OF CLIENTS, CUSTOMERS, ETC. During Employee's employment with Employer and for a period of twelve (12) months after termination of Employee's employment under circumstances which result in payment of any amounts to Employee under this Agreement, Employee shall not, directly or indirectly, solicit any person who, at the time of termination of Employee's employment with Employer, was a client, customer, policyholder, vendor, consultant or agent of Employer to discontinue business, in whole or in part, with Employer. Employee further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Employee about discontinuing business with Employer or moving that business elsewhere, Employee will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of Employer.
                              -6-
     SECTION 10.     GENERAL.

          (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 10(a):

If to Employer, to:

Gainsco, Inc.
500 Commerce Street
Fort Worth, Texas  75240
Attention:  Chairman of the Board
     Facsimile Number:  (817) 338-1454

If to Employee, to:

     Glenn W. Anderson
     Gainsco, Inc.
     500 Commerce Street
     Fort Worth, Texas  75240
     Facsimile Number: (817) 338-1454

          (b) WITHHOLDING; NO OFFSET. All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

          (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8, and 9, Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
                               -7-
          (e) WAIVERS. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

          (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

          (i) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. This Agreement may be assigned by the Company or any Employer to any Employer; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

          (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (k) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

          (l) GENDER AND NUMBER. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     SECTION 11. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

          (a) Agreement has the meaning ascribed to it in the first paragraph of this document.
                                -8-
          (b)     Accrued Amounts has the meaning ascribed to it in
Section 6(b)(i).

          (c)     Base Salary has the meaning ascribed to it in Section
4(a).

          (d)     Cause has the meaning ascribed to it in Section
6(a)(ii).

          (e) Change in Control Agreement has the meaning ascribed to it in Section 6(c).

          (f) Code means the Internal Revenue Code of 1986, as amended.

          (g)     Closing Price has the meaning ascribed to it in
Section 4(c).

          (h)     Company means Gainsco, Inc., a Texas Corporation.

          (i) Confidential Information has the meaning ascribed to it in Section 8(b).

          (j)     Determination has the meaning ascribed to such term in
Section 1313(a) of the Code.

          (k) Disability with respect to an Employee shall be deemed to exist in accordance with Section 6(a)(i) if the Employee meets the definition of either "disabled" or "disability" under the terms of the Employer's long-term disability benefit program. Any refusal by Employee to submit to a reasonable medical examination to determine whether Employee is so disabled shall be deemed to constitute conclusive evidence of Employee's disability.

          (l) Employee has the meaning ascribed to it in the first paragraph of this document.

          (m) Employer refers collectively to the Company and its subsidiaries.

          (n)     Employment Date has the meaning ascribed to it in
Section 3.

          (o)     Exercise Price has the meaning ascribed to it in
Section 4(c).

          (p)     Inventions has the meaning ascribed to it in Section
7(a).

          (q)     Option has the meaning ascribed to it in Section 4(c).
                                 -9-

     EXECUTED as of the date and year first above written.

                              GAINSCO, INC.


                              By     /s/ Joel C. Puckett
                                   ______________________________
                                   Chairman of Board of Directors


                                   /s/ Glenn W. Anderson
                                   ______________________________
                                   Glenn W. Anderson

                              -10-
                                                        Exhibit A

                           GAINSCO INC.
                 NONQUALIFIED STOCK OPTION AGREEMENT

     This Nonqualified Stock Option Agreement (this "Agreement") is entered into between Gainsco, Inc., a Texas corporation (the "Company"), and Glenn W. Anderson (the "Optionee") this 25th day of April, 1998 pursuant to the Employment Agreement entered into by and between the Company and the Optionee dated effective as of April 17, 1998 (the "Employment Agreement"). Terms used herein with an initial capital letter but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement. In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

     1. GRANT OF OPTION. The Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of 579,710 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), at a purchase price of $8-5/8 per share.

     2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     3. TERM. The unexercised part of the Option will expire at 11:59 PM (CST) on April 16, 2003.

     4. VESTING. The Option is fully vested and exercisable in full on the date of this Agreement.

     5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the Optionee's giving written notice of exercise to the Company at its principal place of business and the Optionee's payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

     6. PAYMENT OF PURCHASE PRICE. Payment of the purchase price for any shares purchased pursuant to the Option shall be in cash or in such other form of consideration as the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") may permit.

     7. TRANSFER OF OPTIONS. The Option may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee's legally authorized representative.

     8. TERMINATION. The Option shall terminate on the expiration date set forth in Section 3 above; provided, however, that in the event of the termination of the Optionee's service as an employee of the Company, the Option shall terminate on the following date, as applicable:
                               -Page-
          a. On the expiration date specified in Section 3 if Optionee terminates his employment with the Company any time during the period that begins on the business day before and ends at the end of a period of twenty-four (24) months beyond the month in which such change in control occurs;

          b. On the expiration date specified in Section 3 if the termination of Optionee's employment is effected by the Company without Cause as specified in Section 6 of the Employment Agreement;

          c. On the date that is one year after the date of Optionee's termination of employment if such termination is on account of the Optionee's death or Disability;

          d. On the date of Optionee's termination of employment if such termination is effected by the Company for Cause or is effected by the Optionee (except as provided in Section 8a above with respect to a "change in control" termination); or

          e. On the expiration date specified in Section 3 in the event of the expiration of the Employment Agreement after its initial forty-eight month term without renewal by the parties for an additional year pursuant to Section 3 of the Employment Agreement.

     9. RESERVATION OF SHARES. The Company shall at all times during the term of the Option reserve and keep available a sufficient number of shares of its Common Stock to satisfy the Company's obligation to transfer shares to the Optionee upon exercise of the Option.

     10. TAX WITHHOLDING. If the Company determines that the issuance of shares of Common Stock to the Optionee upon his exercise in whole or in part of the Option is subject to any federal, state, or local tax withholding requirement, the Company shall notify the Optionee of such requirement, and, as a condition to the issuance of such shares, the Optionee shall pay to the Company, in cash or in any other form of consideration the Company's Board of Directors may permit, the amount required to be withheld.

     11. COMPLIANCE WITH SECURITIES LAWS. Shares of Common Stock shall be issued pursuant to the exercise of the Option only if the Company determines that the issuance and delivery of the shares will comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933 and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Company's Common Stock then is listed. The Optionee consents to the imposition of a legend upon the certificate representing such shares restricting their transfer as required by law or by this Agreement.

     12. ANTIDILUTION. If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split, or reverse stock split,
                               -2-
an appropriate and proportionate adjustment shall be made in the number and type of shares subject to the Option. Any such adjustment in the Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share covered by the Option. The foregoing adjustments and the manner of application of this section shall be determined solely by the Compensation Committee.

     13. AMENDMENT. This Agreement may be amended only by an instrument in writing signed by both the Company and the Optionee.

     14. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor, or other legal representative of the Optionee.

     Executed as of the first day written above.

                              GAINSCO, INC.


                              By: ___________________________
                                   Chairman of the Board


                              _______________________________
                              GLENN W. ANDERSON

                              _______________________________
                              Social Security Number
                              of Optionee
                                 -3-